July 19, 2005

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America prices $3.0 billion in senior notes

CHARLOTTE - Bank of America Corporation today priced $3.0 billion in senior notes. The offering consisted of $1.25 billion in 10-year fixed-rate notes, $1.25 billion in 5-year fixed-rate notes, and $500 million in 5-year floating-rate notes for sale in the United States and abroad.

The senior 5-year floating-rate notes pay interest at a floating rate per year determined for each quarterly interest period equal to three-month LIBOR, plus a spread of 0.10%. We will pay interest on the 5-year floating-rate notes on August 2, November 2, February 2 and May 2 of each year, beginning November 2, 2005. The 5-year floating-rate notes mature on August 2, 2010.

The senior 5-year fixed-rate notes have a coupon interest rate of 4 1/2%, payable semi-annually on August 1 and February 1 of each year with the first interest payment on February 1, 2006. The 5-year fixed-rate notes mature on August 1, 2010.

The senior 10-year fixed-rate notes have a coupon interest rate of 4 3/4%, payable semi-annually on August 1 and February 1 of each year with the first interest payment on February 1, 2006. The 10-year fixed-rate notes mature on August 1, 2015.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Bear, Stearns & Co. Inc., Blaylock & Partners, L.P., Goldman, Sachs & Co.,

Guzman & Company, HSBC and Loop Capital Markets, LLC. Closing is scheduled for July 26, 2005.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. The notes will not be listed on any securities exchange.

Proceeds from the issue will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

www.bankofamerica.com/newsroom

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